Exhibit 11

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November 12, 2014

John Hancock Funds II
601 Congress Street
Boston, Mass. 02210

Re:	Registration Statement on Form N-14
File No. 811-4676

Dear Ladies and Gentlemen:

We have acted as special counsel for John Hancock Funds II (the “Trust”), an unincorporated voluntary association organized under the laws of the Commonwealth of Massachusetts, and its series, Emerging Markets Fund (the “Acquiring Fund”), in connection with the filing of a Registration Statement on Form N-14 under the Securities Act of 1933, as amended (the “1933 Act”), and the Investment Company Act of 1940, as amended (the “Registration Statement”), registering Class A, I and NAV shares of beneficial interest of the Acquiring Fund (the “Shares”) to be issued pursuant to an Agreement and Plan of Reorganization (the “Agreement”).

The Agreement in the form adopted on behalf of the Acquiring Fund and Emerging Leaders Fund (the “Acquired Fund”), another series of John Hancock Funds II, provides for the transfer of all of the Acquired Fund’s assets to the Acquiring Fund in exchange solely for the issuance of a number of the Shares determined in the manner specified in the Agreement, and the assumption by the Acquiring Fund of all of the liabilities of the Acquired Fund. Specifically, the Agreement provides that Class A shares of beneficial interest of the Acquiring Fund shall be distributed to holders of Class A shares of the Acquired Fund; Class I shares of beneficial interest of the Acquiring Fund shall be distributed to holders of Class I shares of the Acquired Fund; and Class NAV shares of beneficial interest of the Acquiring Fund shall be distributed to holders of Class NAV shares of the Acquired Fund, in each case, in proportion to such shareholders’ holdings on the reorganization date.

This opinion is limited to the laws of the Commonwealth of Massachusetts, and we express no opinion with respect to the laws of any other jurisdiction. Further, we express

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no opinion as to compliance with any state or federal securities laws, including the securities laws of the Commonwealth of Massachusetts.

In connection with the opinions set forth herein, we have examined the following documents: the Agreement, the Trust’s Amended and Restated Agreement and Declaration of Trust dated August 12, 2005 and as further amended, the Trust’s By-Laws, the actions of the Trust’s Board of Trustees, and such other Trust records, certificates, resolutions, and documents that we have deemed relevant in order to render the opinions expressed herein. In addition, we have reviewed and relied upon the certificate referred to below issued by the Secretary of State of the Commonwealth of Massachusetts.

In rendering this opinion we have assumed, without independent verification, (i) the due authority of all individuals signing in representative capacities and the genuineness of signatures; (ii) the authenticity, completeness and continued effectiveness of all documents or copies furnished to us; (iii) that any resolutions provided have been duly adopted by the Trust’s Board of Trustees; (iv) that the facts contained in the instruments and certificates or statements of public officials, officers and representatives of the Trust on which we have relied for the purposes of this opinion are true and correct; and (v) that no amendments, agreements, resolutions or actions have been approved, executed or adopted which would limit, supersede or modify the items described above. Where documents are referred to in resolutions approved by the Board of Trustees, or in the Registration Statement, we have assumed such documents are the same as in the most recent form provided to us, whether as an exhibit to the Registration Statement or otherwise.

Based upon the foregoing, we are of the opinion that the Shares to be issued pursuant to the Registration Statement have been duly authorized for issuance and, when issued and delivered against payment therefor in accordance with the terms, conditions, requirements and procedures described in the Agreement and the Registration Statement, will be validly issued, fully paid and non-assessable beneficial interests in the Trust.

The Trust is an entity commonly known as a Massachusetts business trust. Our opinion above, as it relates to the non-assessability of the shares of the Trust, is, therefore, qualified to the extent that under Massachusetts law, shareholders of a Massachusetts business trust may be held personally liable for the obligations of the business trust under certain circumstances. In this regard, however, please be advised that the Amended and Restated Agreement and Declaration of Trust disclaims shareholder liability for acts, obligations or affairs of the Trust or any series thereof. Also, the Amended and Restated Agreement and Declaration of Trust provides for indemnification out of Trust property of

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business trust may be held personally liable for the obligations of the business trust under certain circumstances. In this regard, however, please be advised that the Amended and Restated Agreement and Declaration of Trust disclaims shareholder liability for acts, obligations or affairs of the Trust or any series thereof. Also, the Amended and Restated Agreement and Declaration of Trust provides for indemnification out of Trust property of the relevant series for all claims and liabilities to which any shareholder may become subject by reason of his being or having been a shareholder. Thus, the risk of a shareholder incurring a financial loss on account of shareholder liability is limited to circumstances in which the relevant series itself would be unable to meet its obligations.

In rendering the opinion above, insofar as it relates to the valid existence of the Trust, we have relied solely on a certificate of the Secretary of State of the Commonwealth of Massachusetts, dated as of November 7, 2014, and such opinion is limited accordingly and is rendered as of the date of such certificate.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to be filed with the Securities and Exchange Commission, and to the use of our name in the Registration Statement. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act or the rules and regulations thereunder.

Very truly yours,

/s/ Dechert LLP

Dechert LLP